Subsidiaries of City Holding Company

As of December 31, 2018, the subsidiaries, each wholly-owned, of City Holding Company included:

City National Bank of West Virginia
3601 MacCorkle Avenue S.E.		Insured Depository
Charleston, West Virginia	National Banking Association	Institution

City Financial Corporation		Inactive Securities
3601 MacCorkle Avenue, S.E.		Brokerage and Investment
Charleston, West Virginia	West Virginia Corporation	Advisory Company

City Mortgage Corporation		Inactive Mortgage Banking
Pittsburgh, Pennsylvania	Pennsylvania Corporation	Company

City Capital Management Company
300 Delaware Avenue		Capital Management
Wilmington, Delaware	Delaware Corporation	Company

City Holding Capital Trust
25 Gatewater Road		Special-purpose Statutory
Cross Lanes, West Virginia	Delaware Business Trust	Trust

Town Square Statutory Trust I
25 Gatewater Road		Special-purpose Statutory
Cross Lanes, West Virginia	Delaware Business Trust	Trust